Exhibit 10.44

LOAN AGREEMENT

executed by and between

IMMUNOMEDICS, INC.,

as the Borrower

and

BANK OF AMERICA, N.A.,

as the Bank

Dated: June 6, 2008

Exhibits

Exhibit “A”	-	Notice of Borrowing

LOAN AGREEMENT

THIS LOAN AGREEMENT (hereinafter, as it may be from time to time amended, modified, extended, renewed, refinanced and/or supplemented, referred to as this “Loan Agreement”), is made this 6th day of June, 2008 (hereinafter referred to as the “Effective Date”), by and between

IMMUNOMEDICS, INC., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, having an office located at 300 American Road, Morris Plains, New Jersey 07950 (hereinafter referred to as the “Borrower”),

AND

BANK OF AMERICA, N.A., a national banking association duly organized and validly existing under the laws of the United States of America, having an office located at 750 Walnut Avenue, Cranford, New Jersey 07016 (hereinafter referred to as the “Bank”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Bank, and the Bank has agreed to, pursuant to the terms, conditions, and provisions of this Loan Agreement and the other documents to be executed in connection herewith, make available to the Borrower, for working capital purposes and for general corporate purposes, a secured recourse revolving credit loan facility in the maximum principal amount of up to Nine Million and 00/100 ($9,000,000.00) Dollars (hereinafter, as it may be from time to time amended, modified, extended, renewed, refinanced, and/or supplemented, referred to as “Loan Facility”), which maximum principal amount is subject to permanent reduction in accordance with the terms, conditions, and provisions set forth and described in Section 1.6 of this Loan Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THESE PREMISES AND THE MUTUAL REPRESENTATIONS, COVENANTS AND AGREEMENTS OF THE BORROWER AND THE BANK, EACH PARTY BINDING ITSELF AND ITS SUCCESSORS AND/OR ASSIGNS, HEREBY PROMISES, COVENANTS AND AGREES AS FOLLOWS:

1.	LOAN FACILITY: AMOUNT AND TERMS

1.1 Amount.

(a)	During the availability period described below, the Bank will provide the Loan Facility to the Borrower. The maximum principal amount of the Loan Facility is Nine Million and 00/100 ($9,000,000.00) Dollars, subject to permanent reduction in accordance with the terms, conditions, and provisions set forth and described in Section 1.6 of this Loan Agreement (hereinafter, as it may be from time to time increased or decreased, referred to as the “Loan Facility Commitment”). The Borrower agrees not to permit the principal balance outstanding under the Loan Facility to exceed the Loan Facility Commitment at any time. If the Borrower exceeds this limit, the Borrower shall immediately repay the excess to the Bank upon the Bank’s demand.

(b)	The Loan Facility is a revolving credit loan facility. As a result, during the availability period, the Borrower may repay or prepay principal amounts outstanding under the Loan Facility and reborrow them at any time and from time to time.

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(c)	Subject to the terms, conditions, and provisions set forth in this Loan Agreement and provided no “Event of Default” (as such term is defined in Article 9 of this Loan Agreement) shall have occurred and be continuing, the Bank hereby agrees to make available to the Borrower from time to time during the availability period, revolving credit loans (hereinafter each individually referred to as a “Revolving Credit Loan” and collectively referred to as the “Revolving Credit Loans”) in principal amounts which shall not exceed, in the aggregate for all Revolving Credit Loans at any time outstanding, the Loan Facility Commitment. If the outstanding principal amount of the Revolving Credit Loans shall exceed the Loan Facility Commitment at any time, such excess amount shall be (i) immediately due and payable by the Borrower to the Bank, (ii) secured by the “Collateral” (as such term is hereinafter defined in Section 3.1) securing the Borrower’s obligations under this Loan Agreement, and (iii) subject to the terms, conditions and provisions of this Loan Agreement and all of the other loan documents executed in connection herewith (hereinafter, as they may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, collectively referred to as the “Loan Documents”). The Bank is hereby authorized to record the dates and amounts of each Revolving Credit Loan made by the Bank and the dates and amounts of each payment or prepayment of principal thereof made by the Borrower, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

(d)	For the purposes of this Loan Agreement, the following defined terms shall have the following meanings:

“Affiliate” shall mean, with respect to a specified Person, another Person which or who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Person specified; provided, however, natural persons and minority partners or owners of any said Person shall not be deemed to be an Affiliate for purposes of this definition. For the purposes of the preceding sentence, “controls” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, five percent (5%) or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, five percent (5%) or more of any class of equity interest).

“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Equivalents” means with respect to the Borrower all of the following of the Borrower: (i) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one (1) year from the date of the applicable calculation of Cash Equivalents; (ii) certificates of deposit with maturities of not more than one (1) year from the date of the applicable calculation of Cash Equivalents and issued by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-l or the equivalent by S&P or at least P-l or equivalent by Moody’s; (iii) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks, investment banks or other financial institutions having the qualifications described in clause (ii) above; (iv) commercial paper issued by any Person incorporated under the

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laws of the United States of America or any State thereof and rated at least A-l or the equivalent thereof by S&P or at least P-l or the equivalent thereof by Moody’s, in each case with maturities of not more than one (1) year from the date of the applicable calculation of Cash Equivalents; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000.00 and at least 75% of whose assets consist of securities and other obligations of the type described in clause (i) through clause (iv) above.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

“Generally Accepted Accounting Principles” shall mean generally accepted accounting principles, consistently applied, in the United States of America, as in effect from time to time, as developed, modified and set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or in such other statements by such other Persons as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Person” or “Persons” shall mean any natural person, employee, general partnership, limited partnership, limited liability partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, company, trust, bank or other organization, whether or not a legal entity or any other non-governmental entity, or any Governmental Authority.

“Plan” shall mean a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Prime Rate” shall mean the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.2 Availability Period; Notice of Borrowing; Tranches.

(a)	The Loan Facility is available during the period commencing on the date of this Loan Agreement and continuing up through and including June 5, 2009, or such earlier date as such availability may terminate upon the occurrence of an Event of Default, all as provided in this Loan Agreement (hereinafter referred to as the “Expiration Date”).

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(b)	Whenever the Borrower desires to borrow under the Loan Facility, the Borrower shall deliver to the Bank a written notice in the form of Exhibit “A” attached hereto and made a part hereof (hereinafter referred to as a “Notice of Borrowing”) no later than 12:00 Noon (New York, New York time) on the “LIBOR Banking Day” (as such term is defined in Section l.5(a) below) preceding the day on which the “London Inter-Bank Offered Rate” (as such term is defined in Section 1.5(c)(i) below) will be set, as specified in Section 1.5 below. Each Notice of Borrowing shall specify (1) the proposed borrowing date (which shall be a business day) and (2) the amount of the proposed borrowing, which shall not be less than $100,000.00.

(c)	At no time during the term of the Loan Facility shall the Borrower be permitted to have more than six (6) tranches outstanding.

1.3 Repayment Terms.

(a)	The Borrower will pay interest quarterly in arrears on all Revolving Credit Loans at an interest rate in accordance with the terms, conditions, and provisions of Section 1.4 below, with the first such payment of interest being due and owing on July 1, 2008, and with each subsequent payment of interest being due and owing on the first day of each calendar quarter thereafter until the required payment in full of all principal outstanding under the Loan Facility on the Expiration Date.

(b)	The Borrower will repay in full all principal, unpaid accrued interest, fees, costs, or other charges outstanding under the Loan Facility on the Expiration Date.

(c)	The Borrower may prepay Revolving Credit Loans in full or in part at any time, without premium or fee; provided, however, any principal prepayment made by the Borrower shall be accompanied by the payment of any and all accrued and unpaid interest then outstanding on the Loan Facility, together with all other fees, expenses and sums due and owing under the Loan Facility, if any.

(d)	In the event there is any principal outstanding under the Loan Facility on the date the Borrower (i) receives the proceeds of any additional source of capital, whether such additional capital is in the form of debt, equity, or otherwise, from any source or sources (other than issuances pursuant to the Borrower’s 2006 Stock Incentive Plan), or (ii) receives in excess of $25,000,000.00 in cash from a third-party licensor of intellectual property relating to a pipeline product candidate of the Borrower, then, to the extent such principal is outstanding, the Borrower shall pay such amount(s) to the Bank immediately upon the Borrower’s receipt thereof for application to said outstanding principal balance of the Loan Facility.

1.4 Interest Rate. The interest rate with respect to outstanding amounts under the Loan Facility is a rate per annum equal to the “LIBOR Rate” (as such term is defined in Section 1.5 (c) below) plus one hundred basis points (1.00%).

1.5 LIBOR Rate Provisions.

(a)	The interest period during which the LIBOR Rate will be in effect will be one, two, or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (hereinafter referred to as a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

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(b)	Each Revolving Credit Loan will be for an amount not less than One Hundred Thousand and 00/100 ($100,000.00) Dollars.

(c)	The term “LIBOR Rate” means the interest rate determined by the following formula (all amounts in the calculation will be determined by the Bank as of the first day of the interest period):

LIBOR Rate = London Inter-Bank Offered Rate

                        (1.00 - Reserve Percentage)

Where,

(i)	“London Inter-Bank Offered Rate” means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (hereinafter referred to as “BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of such interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for such interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)	The Borrower shall irrevocably request a Revolving Credit Loan no later than 12:00 noon (New York, New York time) on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)	If any of the following described events has occurred and is continuing, (i) the right of the Borrower to elect to have Revolving Credit Loans bear interest based on the LIBOR Rate shall be suspended and (ii) each outstanding Revolving Credit Loan that is then bearing interest based on the LIBOR Rate shall be converted into a Revolving Credit Loan bearing interest based on the Prime Rate on the last day of the then current interest period therefor, notwithstanding any prior election by the Borrower to the contrary:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a Revolving Credit Loan are not available in the London inter-bank market; or

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(ii)	the LIBOR Rate does not accurately reflect the cost of a Revolving Credit Loan.

(f)	Each prepayment of a Revolving Credit Loan, whether voluntary, by reason of acceleration or otherwise, will be accompanied by (i) the amounts described in Section 1.3(c) of this Loan Agreement and (ii) the amount of any of the Bank’s losses, costs, and expenses, if any, described in Section 1.5(g) below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Loan Agreement.

(g)	In connection with the prepayment of a Revolving Credit Loan as described in Section 1.5(f) above, the Borrower shall pay to the Bank, at the Bank’s request, such amount or amounts as shall be sufficient (in the reasonable judgment of the Bank) to compensate the Bank for any and all losses, costs, and expenses (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds required by the Bank to fund or maintain the Revolving Credit Loans to the Borrower) incurred as a result of any payment of a Revolving Credit Loan on a date other than the last day of the interest period applicable thereto. The Bank shall deliver to the Borrower a written statement as to such losses, expenses and liabilities which statement shall be conclusive as to such amounts in the absence of manifest error. Notwithstanding the foregoing to the contrary, in no event shall the Bank’s losses, costs, and expenses as a result of such occurrence exceed an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the expiration of the then-current interest period as to which prepayment is made, shall be subtracted from the LIBOR Rate in effect at the time of prepayment. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the then-current interest period as to which prepayment is made. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury securities rate and the number of days remaining in the then-current interest period as to which prepayment is made. The resulting amount shall be the amount due to the Bank upon the prepayment of the applicable portion of the Revolving Credit Loan. For purposes of this Section 1.5(g), the Bank shall be deemed to have funded each Revolving Credit Loan by a matching deposit or other borrowing in the applicable interbank market, whether or not such Revolving Credit Loan was in fact so funded.

1.6 Permanent Reduction in Amount of Loan Facility Commitment.

(a)	At any time as the Borrower (i) receives the proceeds of any additional source of capital, whether such additional capital is in the form of debt, equity, or otherwise, from any source or sources (other than issuances pursuant to the Borrower’s 2006 Stock Incentive Plan), or (ii) receives in excess of $25,000,000.00 in cash from a third-party licensor of intellectual property relating to a pipeline product candidate of the Borrower, the amount of the Loan Facility Commitment shall be automatically and permanently reduced on a dollar-for-dollar basis by such amount(s).

(b)	At any time as the Borrower sells or otherwise liquidates the auction rate securities on deposit in the “Collateral Account” (as such term is hereinafter defined), the Loan Facility Commitment shall be automatically and permanently reduced on a dollar-for-dollar basis by the proceeds of such sale or liquidation and any principal outstanding under the Loan Facility in excess of said reduced Loan Facility Commitment shall be repaid to the Bank simultaneously with such reduction in the Loan Facility Commitment.

1.7 Letters of Credit. Letters of credit shall not be available under the Loan Facility or this Loan Agreement.

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1.8 Use of Proceeds of the Loan Facility. The proceeds of the Loan Facility shall be used by the Borrower for the purposes of financing a portion of the Borrower’s working capital needs and for the general corporate purposes of the Borrower.

1.9 No Annual Cleanup. There shall be no annual cleanup required with respect to the Loan Facility.

2.	FEES AND EXPENSES

2.1 Loan Fee. The Bank hereby acknowledges that the Borrower has heretofore paid to the Bank a loan fee in connection with the Loan Facility in the amount of Twenty Thousand and 00/100 ($20,000.00) Dollars.

2.2 Unused Commitment Fee. The Borrower agrees to pay an unused commitment fee on any difference between (a) the Loan Facility Commitment and (b) the amount of credit actually used by the Borrower, as determined by the average of the daily amount of credit outstanding under the Loan Facility during the specified period. The unused commitment fee will be calculated at the rate of 0.50% per year. The unused commitment fee is payable quarterly in arrears, with the first such payment being due on July 1, 2008, and with each subsequent payment due on the first day of each calendar quarter thereafter until the Expiration Date.

2.3 Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed five percent (5%) of the amount of any payment, including, without limitation, interest and/or principal, required to be made hereunder which payment is more than ten (10) days past due. The imposition and payment of a late fee shall not constitute a waiver of any of the Bank’s rights and remedies with respect to the default.

2.4 Expenses. The Borrower agrees to immediately repay the Bank for reasonable expenses in connection with the Loan Facility that may include, without limitation, filing, recording and search fees, appraisal fees, and documentation fees.

2.5 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Loan Agreement and any agreement or instrument required by this Loan Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees (estimated to be between $8,000.00 and $10,000.00), including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

3.	COLLATERAL

3.1 Personal Property. The personal property listed below now owned or that may be owned in the future by the Borrower will secure the Borrower’s obligations to the Bank under this Loan Agreement (hereinafter referred to as the “Collateral”) (the Collateral is further defined in the pledge agreement executed by the Borrower):

(a)

A first priority security interest in and to a portfolio of auction rate securities maintained by the Borrower with the Bank in securities account number 395070 (hereinafter referred to as the “Collateral Account”), together with all proceeds and products thereof. Notwithstanding the foregoing to the contrary, to the extent the Borrower sells or otherwise liquidates the aforesaid auction rate securities, such sold or liquidated securities and the cash proceeds therefrom (and

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only such sold or liquidated securities and the cash proceeds therefrom) shall be released from the Collateral Account and the related security interest simultaneously with the permanent reduction in the Loan Facility Commitment and the repayment of any principal outstanding under the Loan Facility in excess of said reduced Loan Facility Commitment, all as described in Section 1.60(b) above; and

(b)	Such additional collateral as may be required to be deposited into the Collateral Account pursuant to the terms, conditions, and provisions set forth and described in Section 7.20 of this Loan Agreement.

3.2 Real Property. There is, as of the date hereof, no real property collateral serving as security for the Loan Facility.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Disbursements and Payments.

(a)	Each payment made by the Borrower under this Loan Agreement will be made in U.S. Dollars and immediately available funds by debit to a deposit account of the Borrower, as described in and required by this Loan Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, by wire transfer to an account designated by the Bank, or by such other method as may be permitted by the Bank from time to time.

(b)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (hereinafter each referred to as an “Authorized Individual”).

(c)	For any payment under this Loan Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Loan Agreement, the Bank may reverse such debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign a promissory note evidencing the Loan Facility.

(e)	Prior to the date each payment of principal, interest and/or any fees from the Borrower becomes due hereunder (hereinafter each such date shall be referred to as a “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (hereinafter referred to as the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (hereinafter referred to as the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

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(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

4.2 Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.

(b)	Advances will be deposited in and repayments will be withdrawn from the “Designated Account” (as such term is defined in Section 4.3 below).

(c)	The Borrower will defend, indemnify, and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This Section 4.2(c) will survive this Loan Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3 Direct Debit. The Borrower agrees that on each Due Date the Bank will debit the Billed Amount from deposit account number 2017330457 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (hereinafter referred to as the “Designated Account”).

4.4 Banking Days. Unless otherwise provided in this Loan Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the State of New Jersey, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in Dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 Interest Calculation. Except as otherwise stated in this Loan Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Loan Agreement shall continue to bear interest until paid.

4.6 Default Rate. Upon the occurrence of any Event of Default or after maturity or after judgment has been rendered on any obligation under this Loan Agreement, all amounts outstanding under this Loan Agreement, including any interest, fees, or costs which are not paid when due, will, at the option of the Bank, bear interest at a rate which is four hundred basis points (4.0%) higher than the rate of interest otherwise provided under this Loan Agreement. The Bank’s imposition of such default rate will not constitute a waiver of any Event of Default.

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5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Loan Agreement, it must receive all documents and other items it may reasonably require, in form and content acceptable to the Bank, including, without limitation, those items specifically listed below.

5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of its obligations, responsibilities, and liabilities under this Loan Agreement and any instrument or agreement required under this Loan Agreement have been duly authorized.

5.2 Governing Documents. A copy of the Borrower’s organizational documents.

5.3 Security Agreements. That certain Pledge Agreement executed by the Borrower, as the debtor, in favor of the Bank, as the secured party, covering the Collateral.

5.4 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.

5.5 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by Section 2.5 hereof.

5.6 Good Standing. Certificates of good standing for the Borrower from its state of incorporation and from any other state in which the Borrower is required to qualify to conduct its business.

6.	REPRESENTATIONS AND WARRANTIES

Upon the execution and delivery of this Loan Agreement, the Borrower makes the following representations and warranties. Each request for a Revolving Credit Loan constitutes a renewal of these representations and warranties as of the date of the request:

6.1 Incorporation. The Borrower is duly incorporated and existing under the laws of the State of Delaware.

6.2 Authorization. This Loan Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational documents or any shareholder agreements.

6.3 Enforceable Agreement. This Loan Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, in each case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

6.4 Good Standing. In each state in which the Borrower does business, it is in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Loan Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

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6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank reasonably accurate knowledge of the Borrower’s and any Affiliate’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement and/or Securities and Exchange Commission filings (hereinafter referred to as “SEC Filings”) provided to and approved by the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower or any Affiliate of the Borrower.

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any Affiliate of the Borrower which, if lost, would materially impair the Borrower’s or its Affiliate’s financial condition or the Borrower’s ability to repay the Loan Facility, or would have a material adverse effect on the Borrower, any Affiliate of the Borrower, or any of their respective properties, except as have been disclosed in writing to the Bank.

6.8 Collateral. All Collateral is owned by the Borrower free of any title defects or any liens or interests of others, except those permitted by Section 7.5 of this Loan Agreement.

6.9 Permits, Franchises. The Borrower possesses all material permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10 Other Obligations. The Borrower is not in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year. All returns and reports of the Borrower required to be filed, have been timely filed (or appropriate extensions of time for the filing of same have been timely requested), and all taxes, assessments, fees and other governmental charges thereupon and upon its properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except as are being diligently contested in good faith by appropriate proceedings or as have been disclosed in writing to the Bank.

6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Loan Agreement.

6.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Loan Agreement.

7.	COVENANTS

The Borrower hereby covenants and agrees, so long as this Loan Agreement is outstanding and until the Bank is repaid in full, as follows:

7.1 Use of Proceeds.

(a)	To use the proceeds of the Loan Facility only for the purposes of financing a portion of the Borrower’s working capital needs and for the general corporate purposes of the Borrower.

Loan Agreement

(b)	The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

7.2 Financial Information - Borrower.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.

(a)	Within ninety (90) days after the Borrower’s fiscal year end (but in no event later than five (5) business days after the date of filing with the Securities and Exchange Commission), the annual financial statements of the Borrower, certified and dated by an authorized financial officer of the Borrower. These financial statements must be audited in accordance with Generally Accepted Accounting Principles (with an opinion satisfactory to the Bank) by a certified public accountant reasonably acceptable to the Bank.

(b)	Within forty-five (45) days after the end of each fiscal quarter of the Borrower (but in no event later than five (5) business days after the date of filing with the Securities and Exchange Commission), quarterly financial statements of the Borrower certified and dated by an authorized financial officer of the Borrower. These financial statements shall be reviewed by a certified public accountant reasonably acceptable to the Bank.

(c)	Promptly upon the occurrence of any event described in Sections 1.3(d)(i) or (ii) of this Loan Agreement, the nature and description of such event.

(d)	Promptly upon the Bank’s reasonable request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Bank may reasonably request.

7.3 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including, without limitation, as the bank for the maintenance of its business, cash management, and operating deposit accounts.

7.4 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s prior express written consent. This does not prohibit:

(a)	Accounts payable owing to trade creditors arising from current liabilities for goods, services, supplies, or merchandise purchased on normal trade credit in the normal course of the Borrower’s business.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit, and leases in existence on the date of this Loan Agreement disclosed in writing to the Bank in the Borrower’s most recent financial statement.

Loan Agreement

7.5 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due or being diligently contested in good faith by appropriate proceedings.

(c)	Liens outstanding on the date of this Loan Agreement disclosed in writing to the Bank.

(d)	Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business.

(e)	Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation.

(f)	Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

(g)	Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the Borrower’s business.

(h)	Any interest or title of a lessor under any lease entered into by a Borrower in the ordinary course of business and covering only the assets so leased.

(i)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

(j)	Judgment liens not constituting an Event of Default under Section 9.8.

(k)	Liens in favor of any escrow agent in and in respect of any cash earnest money deposits made by the Borrower or any of its subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

7.6 Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer, convey, abandon, or otherwise dispose of, voluntarily or involuntarily, any part of the Borrower’s business or the Borrower’s assets, whether now owned or hereafter acquired, or any income or profits therefrom (other than the sale of the investments permitted under Section 7.7(c) below), except in the ordinary course of the Borrower’s business; provided, however, that the Borrower shall be permitted (i) to sell or liquidate the auction rate securities on deposit in the Collateral Account as contemplated by Sections 1.6(b) and 3.1(a) and (ii) to license its intellectual property and related assets in connection with strategic licensing transactions.

(b)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(c)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(d)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

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7.7 Investments. Not to have any existing, or to make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, other than in the ordinary course of business, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

7.8 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity other than in the ordinary course of business, except for existing extensions of credit disclosed to the Bank in writing or intercompany loans.

7.9 Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.

7.10 Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of the Borrower as such capital ownership exists as of the date hereof.

7.11 Additional Negative Covenants. Not to, without the Bank’s prior express written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

(e)	Voluntarily suspend the Borrower’s business operations for more than fifteen (15) days in any three hundred sixty-five (365) day period.

(f)	Enter into any transactions with any Affiliates other than in the ordinary course of the Borrower’s business as presently conducted.

(g)	Sell or pledge any of its assets (except in connection with strategic licensing transactions by the Borrower of its intellectual property and related assets); provided, however, that the Borrower shall be permitted to sell or liquidate the auction rate securities on deposit in the Collateral Account as contemplated by Sections 1.6(b) and 3.1(a) of this Loan Agreement.

Loan Agreement

7.12 Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars against the Borrower.

(b)	Any material substantial dispute between any Governmental Authority and the Borrower.

(c)	Any Event of Default under this Loan Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d)	Any material adverse change in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any actual material contingent liabilities of the Borrower, and any such material contingent liabilities which are reasonably foreseeable.

7.13 Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. No later than thirty (30) days after the Effective Date, the Borrower shall cause each policy to provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the Collateral. Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company reasonably acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.14 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any Governmental Authority with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

Loan Agreement

7.15 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.16 Books and Records. To maintain adequate books and records in accordance with past practices.

7.17 Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records which inspection and which copies shall be made, while no Event of Default exists, at any reasonable time during business hours upon reasonable prior notice. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.18 Perfection of Liens. To help the Bank perfect and protect its security interests and liens in the Collateral, and reimburse it for related costs it incurs to protect its security interests and liens in the Collateral.

7.19 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Loan Agreement.

7.20 Deposit of Cash, Cash Equivalents, or Additional Securities into Collateral Account. In the event the Bank shall deem itself insecure at any time and for any reason as a result of (a) a material adverse change in the financial or other condition of the Borrower, (b) a material adverse change in the auction rate securities market, or (c) a material adverse change in the overall credit markets, upon receipt of written notice from the Bank as to such event, to deposit into the Collateral Account Cash, Cash Equivalents, or additional securities, in any case, in such amounts and of such types as may be required by the Bank, in its reasonable discretion.

7.21 Dividends and Distributions. Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its shareholders.

8.	HAZARDOUS SUBSTANCES

8.1 Indemnity Regarding Hazardous Substances. The Borrower will defend, indemnify, and hold harmless the Bank from any loss or liability (except for any loss or liability resulting solely from the Bank’s own gross negligence or willful misconduct) the Bank incurs in connection with or as a result of this Loan Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

8.2 Compliance Regarding Hazardous Substances. The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

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8.3 Notices Regarding Hazardous Substances. Until full repayment of the Loan Facility, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.4 Definition of Hazardous Substances. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs (hereinafter each referred to as an “Event of Default”), the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay, immediately and without prior notice, all principal, accrued and unpaid interest, fees, costs, and other expenses due and owing hereunder. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Loan Agreement. In addition, if any Event of Default occurs and for so long as such Event of Default continues, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Loan Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Loan Agreement will automatically be due immediately.

9.1 Failure to Pay. The Borrower fails to make a payment under this Loan Agreement when due.

9.2 Other Bank Agreements. Any event of default occurs under any other agreement the Borrower or any of the Borrower’s subsidiaries has with the Bank or any Affiliate of the Bank.

9.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower or any of the Borrower’s subsidiaries has obtained from anyone else or which the Borrower or any of the Borrower’s subsidiaries has guaranteed.

9.4 False Information. Any representation or warranty made or deemed made by the Borrower herein, in any other Loan Document, or contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Loan Agreement or any such other agreement shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished.

9.5 Bankruptcy. The Borrower files a bankruptcy petition or the Borrower makes a general assignment for the benefit of creditors.

9.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s business, or the business is terminated, or, if the Borrower is anything other than a natural person, the Borrower is liquidated or dissolved.

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9.7 Lien Priority. The Bank fails to have an enforceable first lien (except for liens permitted hereunder and except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Loan Agreement.

9.8 Judgments. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars or more in excess of any insurance coverage.

9.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure at any time and for any reason as a result of (a) a material adverse change in the auction rate securities market or (b) a material adverse change in the overall credit markets.

9.10 Government Action. Any Governmental Authority takes action that the Bank reasonably believes materially adversely affects the Borrower’s financial condition or ability to repay.

9.11 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the reasonable judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.12 Other Breach Under Agreement. A default occurs under any other term or condition of this Loan Agreement not specifically referred to in this Article and continues for more than thirty (30) days. This includes any failure by the Borrower (or any other party named in Article 7 hereof) to comply with any covenants set forth in this Loan Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

10.	ENFORCING THIS LOAN AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Loan Agreement, all financial information provided to the Bank and all financial covenants will be made under Generally Accepted Accounting Principles.

10.2 Governing Law. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

10.3 Successors and Assigns. This Loan Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Loan Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

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10.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Loan Agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Loan Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Loan Agreement (hereinafter collectively referred to as a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or Affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Loan Agreement.

(b)	At the request of any party to this Loan Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (hereinafter referred to as the “Act”). The Act will apply even though this Loan Agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (hereinafter referred to as the “AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the parties hereto may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where the Collateral is located. All Claims shall be determined by one arbitrator mutually agreed by the parties hereto; however, if Claims exceed Five Million and 00/100 ($5,000,000.00) Dollars, upon the request of any party, the Claims shall be decided by three arbitrators, with one arbitrator chosen by each party and the third arbitrator chosen by the other two. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrators) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Loan Agreement.

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(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against the Collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (hereinafter referred to as the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Loan Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Loan Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS LOAN AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5 Severability; Waivers. If any part of this Loan Agreement is not enforceable, the rest of the Loan Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Loan Agreement must be in writing.

10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Loan Agreement and any other documents executed in connection with this Loan Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Loan Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

Loan Agreement

10.7 One Agreement. This Loan Agreement and any related security or other agreements required by this Loan Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Loan Agreement and any other agreements required by this Loan Agreement, this Loan Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Loan Agreement shall be deemed to refer to this Loan Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.8 Indemnification. The Borrower will defend, indemnify, and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind (except for those losses, liabilities, damages, judgments, and costs arising solely from the Bank’s own gross negligence or willful misconduct) relating to or arising directly or indirectly out of (a) this Loan Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Loan Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and permitted assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.9 Notices. Unless otherwise provided in this Loan Agreement or in another agreement between the Bank and the Borrower, all notices required under this Loan Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Loan Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if telecopied, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Loan Agreement.

10.11 Counterparts. This Loan Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12 Disposition of Schedules and Reports. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

10.13 Confidentiality. The Bank agrees to keep confidential all information received from the Borrower relating to its business other than any such information available to the Bank on a non-confidential basis prior to its disclosure by the Borrower, except that the Bank may discuss the

Loan Agreement

Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and the Borrower authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may reasonably request.

10.14 Limitation of Interest and Other Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Loan Agreement shall be governed by such new law as of its effective date.

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Loan Agreement

This Loan Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.			IMMUNOMEDICS, INC.

By:	/s/ William T. Franey	By:	/s/ Cynthia L. Sullivan
	William T. Franey		Cynthia L. Sullivan
	Senior Vice President		President & Chief Executive Officer

Address where notices to the Bank are to be sent:			Address where notices to this Borrower are to be sent:

750 Walnut Avenue			300 American Road
Cranford, New Jersey 07016			Morris Plains, New Jersey 07950
Facsimile: (908) 709-5468			Attn.: Gerard Gorman
Telephone: (973) 605-8200 Facsimile: (973) 605-8282

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

Loan Agreement

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN LOAN AGREEMENT EXECUTED

BY AND BETWEEN IMMUNOMEDICS, INC., AS BORROWER, AND

BANK OF AMERICA, N.A., AS LENDER,

DATED JUNE 6, 2008

Notice of Borrowing

To: Bank of America, National Association (hereinafter referred to as the “Bank”) in its capacity as the Bank under that certain Loan Agreement dated June     , 2008 (hereinafter, as it may be from time to time amended, modified, extended, renewed, substituted, and/or supplemented, referred to as the “Loan Agreement”) entered into by and between Immunomedics, Inc., as borrower (hereinafter referred to as the “Borrower”) and the Bank. Defined terms used but not expressly defined herein shall have the same meanings when used herein as set forth in the Loan Agreement.

Pursuant to Section 1.2(b) of the Loan Agreement, this Notice of Borrowing (hereinafter referred to as the “Notice”) represents the request of the Borrower to borrow on ________________, 20___ (hereinafter referred to as the “Borrowing Date”) from the Bank in the principal amount of $ ____________ as an advance under the Loan Facility. Proceeds of such loan shall be deposited on the Borrowing Date into Account No. 2017330457 maintained with the Bank, in immediately available funds.

The undersigned Borrower hereby certifies that (i) the representations and warranties of the undersigned Borrower set forth and contained in the Loan Agreement and in any other loan document (except (a) representations and warranties which expressly speak only as of a different date and (b) representations and warranties that are subject to change as permitted or contemplated by the Loan Documents) are true and correct in all material respects as of the Borrowing Date and (ii) no Event of Default and no event which, with the giving of notice, the passage of time, or both, would become an Event of Default has occurred and is continuing under the Loan Agreement or any other loan document or will result from this proposed borrowing.

The undersigned Borrower hereby represents, warrants, and agrees that the proceeds of the Loan Facility requested by this Notice to be advanced shall be used for the purposes permitted under the Loan Agreement.

Dated: ___________, 20__

IMMUNOMEDICS, INC.

By:
Name:
Title: